EXHIBIT 10.1

SECOND AMENDMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT ("Second Amendment"), dated as of November 7, 2001, is entered into by and among CROWN PACIFIC LIMITED PARTNERSHIP, a Delaware limited partnership (the "Company"), BANK OF AMERICA, N.A., as agent for the Banks (the "Agent"), and those financial institutions parties to the Agreement (collectively, the "Banks") signatory hereto.

RECITALS

A.            The Company, the Banks, and the Agent are parties to an Amended and Restated Credit Agreement dated as of December 1, 1999, pursuant to which the Agent and the Banks have extended certain credit facilities to the Company, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of April 20, 2001 and that certain Temporary Waiver to Amended and Restated Credit Agreement (as so amended, the "Agreement").

B.            The Company, the Banks, and the Agent now hereby wish to amend the Agreement in certain respects, all as set forth in greater detail below.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Defined Terms.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to them in the Agreement.

2.             Amendments to the Agreement.

(a)           The definition of "Applicable Margin" set forth in Section 1.1 of the Agreement is hereby deleted in its entirety, and a new definition of "Applicable Margin" in the form of the definition of "Applicable Margin" set forth on Exhibit A hereto is substituted therefor.

(b)           The definition of "EBITDA" set forth in Section 1.1 of the Agreement is hereby deleted in its entirety, and a new definition of "EBITDA" in the form of the definition of "EBITDA" set forth on Exhibit A hereto is substituted therefor.

(c)           The definition of "Loan" set forth in Section 1.1 of the Agreement is hereby deleted in its entirety, and a new definition of "Loan" in the form of the definition of "Loan" set forth on Exhibit A hereto is substituted therefor.

(d)           The definition of "Maturity Date" set forth in Section 1.1 of the Agreement is hereby deleted in its entirety, and a new definition of "Maturity Date" in the form of the definition of "Maturity Date" set forth on Exhibit A hereto is substituted therefor.

(e)           The definition of "Net Proceeds" set forth in Section 1.1 of the Agreement is hereby deleted in its entirety, and a new definition of "Net Proceeds" in the form of the definition of "Net Proceeds" set forth on Exhibit A hereto is substituted therefor.

(f)            The definition of "Senior Note Agreements" set forth in Section 1.1 of the Agreement is hereby deleted in its entirety, and a new definition of "Senior Note Agreements" in the form of the definition of "Senior Note Agreements" set forth on Exhibit A hereto is substituted therefor.

(g)           The definition of "Senior Notes" set forth in Section 1.1 of the Agreement is hereby deleted in its entirety, and a new definition of "Senior Notes" in the form of the definition of "Senior Notes" set forth on Exhibit A hereto is substituted therefor.

(h)           A new definition of "Actual Cash Flow" in the form of the definition of "Actual Cash Flow" set forth on Exhibit A hereto is added to Section 1.1 of the Agreement in appropriate alphabetical order.

(i)            A new definition of "Forecasted Cash Flow" in the form of the definition of "Forecasted Cash Flow" set forth on Exhibit A hereto is added to Section 1.1 of the Agreement in appropriate alphabetical order.

(j)            A new definition of "1997 Senior Note Agreement" in the form of the definition of "1997 Senior Note Agreement" set forth on Exhibit A hereto is added to Section 1.1 of the Agreement in appropriate alphabetical order.

(k)           A new definition of "1997 Senior Notes" in the form of the definition of "1997 Senior Notes" set forth on Exhibit A hereto is added to Section 1.1 of the Agreement in appropriate alphabetical order.

(l)            A new definition of "Qualifying Tree Farm Sale" in the form of the definition of "Qualifying Tree Farm Sale" set forth on Exhibit A hereto is added to Section 1.1 of the Agreement in appropriate alphabetical order.

(m)          A new definition of "Restricted Subsidiary" in the form of the definition of "Restricted Subsidiary" set forth on Exhibit A hereto is added to Section 1.1 of the Agreement in appropriate alphabetical order.

(n)           A new definition of "Second Amendment Effective Date" in the form of the definition of "Second Amendment Effective Date" set forth on Exhibit A hereto is added to Section 1.1 of the Agreement in appropriate alphabetical order.

(o)           A new definition of "Senior Funded Debt" in the form of the definition of "Senior Funded Debt" set forth on Exhibit A hereto is added to Section 1.1 of the Agreement in appropriate alphabetical order.

(p)           Section 2.7 of the Agreement is hereby deleted in its entirety, and a new Section 2.7 in the form of the Section 2.7 set forth on Exhibit A hereto is substituted therefor.

(q)           Section 2.8 of the Agreement is hereby deleted in its entirety, and a new Section 2.8 in the form of the Section 2.8 set forth on Exhibit A hereto is substituted therefor.

(r)            Section 7.2 of the Agreement is hereby deleted in its entirety, and a new Section 7.2 in the form of the Section 7.2 set forth on Exhibit A hereto is substituted therefor.

(s)           Section 7.4 of the Agreement is hereby deleted in its entirety, and a new Section 7.4 in the form of the Section 7.4 set forth on Exhibit A hereto is substituted therefor.

(t)            Section 7.15 of the Agreement is hereby deleted in its entirety, and a new Section 7.15 in the form of the Section 7.15 set forth on Exhibit A hereto is substituted therefor.

(u)           A new Section 7.17 in the form of Section 7.17 set forth on Exhibit A hereto is added to the Agreement immediately succeeding existing Section 7.16 thereof.

(v)           A new Schedule 1.1A in the form of Schedule 1.1A hereto is added to the Agreement.

(w)          A new Schedule 2.7 in the form of Schedule 2.7 hereto is added to the Agreement.

3.             Representations and Warranties.  The Company hereby represents and warrants to the Agent and the Banks, as of the Second Amendment Effective Date (as defined below), as follows:

(a)           Upon giving effect to this Second Amendment as of the Second Amendment Effective Date, no Default or Event of Default has occurred and is continuing.

(b)           The execution, delivery and performance by the Company of this Second Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, notice to or action by, any person (including any Governmental Authority) in order to be effective and enforceable.  The Agreement as amended by this Second Amendment constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, without defense, counterclaim or offset except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability whether enforcement is sought in a proceeding at law or in equity.

(c)           Upon giving effect to this Second Amendment as of the Second Amendment Effective Date, all representations and warranties of the Company contained in the Agreement are true and correct.

(d)           The Company is entering into this Second Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Agent and the Banks or any other person.

4.             Certain Waivers.

The Banks hereby waive (i) compliance by the Company with the Indebtedness Covenant for the fiscal quarter ended September 30, 2001 and (ii) the requirements of Section 2.7 of the Credit Agreement with respect to any disposition of property prior to the Second Amendment Effective Date other than in respect of the property described on Schedule 5(d) to the Second Amendment to the Amended and Restated Facility B Credit Agreement of even date herewith.  This is a one-time waiver and is granted only for the limited purposes set forth herein and shall be effective only in the specific circumstances provided for above and only for the purposes for which given.

5.             Second Amendment Effective Date.  This Amendment will become effective on November 7, 2001 or the first Business Day thereafter as of which each of the following conditions precedent has been satisfied (the "Second Amendment Effective Date"):

(a)           The Agent has received from the Company and the Required Banks a duly executed original or facsimile counterpart of this Amendment (any such facsimiles to be promptly followed by the originals thereof).

(b)           The "Second Amendment Effective Date" as defined in the Second Amendment to the Amended and Restated Facility B Credit Agreement of even date herewith has occurred or is occurring contemporaneously as of the Second Amendment Effective Date hereunder.

(c)           The Agent has received an opinion of Andrews & Kurth LLP, as counsel to the Company and the Partner Entities addressed to the Agent and the Banks, in form and substance reasonably satisfactory to the Required Banks.

(d)            The Company shall have paid to the Agent, for the account of each Bank that has executed a counterpart of this Amendment and delivered (by hard copy or facsimile) the same to the Agent or its counsel by 5:00 p.m. (Charlotte, North Carolina time) on the date hereof, a nonrefundable amendment fee in an amount equal to such Bank's Commitment multiplied by 0.50%; which amounts the Company hereby covenants to pay to the Agent for the account of such Banks on demand.

(e)           The Company shall have paid all of the fees and other amounts due and payable to Banc of America Securities LLC ("BAS"), including, without limitation, the fees set forth in that certain Engagement Letter dated as of August 28, 2001, between the Company and BAS.

6.              Reservation of Rights.  The Company acknowledges and agrees that the execution and delivery by the Agent and the Banks of this Second Amendment shall not be deemed to create a course of dealing or otherwise obligate the Agent or the Banks to enter into similar amendments under the same or similar circumstances in the future.

7.             Miscellaneous.

(a)            Except as herein expressly amended or waived, all terms, covenants and provisions of the Agreement are and shall remain in full force and effect and all references therein to such Agreement shall henceforth refer to the Agreement as amended or waived by this Second Amendment.  This Second Amendment shall be deemed incorporated into, and a part of, the Agreement.

(b)            This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns.  No third party beneficiaries are intended in connection with this Second Amendment.

(c)            This Second Amendment shall be governed by and construed in accordance with the law of the State of California.

(d)            This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

(e)           This Second Amendment, together with the Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein.  This Second Amendment supersedes all prior drafts and communications with respect thereto.  This Second Amendment may not be amended except in accordance with the provisions of Section 10.1 of the Agreement.

(f)            If any term or provision of this Second Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Second Amendment or the Agreement, respectively.

(g)           Company confirms its obligations under Section 10.4(a) of the Agreement to reimburse the Agent for all costs and expenses including reasonable attorneys' fees and expenses incurred by the Agent in connection with this Second Amendment.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Second Amendment as of the date first above written.

CROWN PACIFIC LIMITED PARTNERSHIP

By:	CROWN PACIFIC MANAGEMENT LIMITED PARTNERSHIP,
its General Partner

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Agent and as a Bank

By:
Name:
Title:

UNION BANK OF CALIFORNIA, N.A.,
as Syndication Agent and as a Bank

By:
Name:
Title:

BANK OF MONTREAL,
as Co-Agent and as a Bank

By:
Name:
Title:

KEYBANK NATIONAL ASSOCIATION,
as Co-Agent and as a Bank

By:
Name:
Title:

ABN AMRO BANK, N.V.

By:
Name:
Title:

SUNTRUST BANK

By:
Name:
Title:

WELLS FARGO BANK, N.A.

By:
Name:
Title:

SUMITOMO MITSUI BANKING CORPORATION

By:
Name:
Title:

BNP PARIBAS (Successor in Interest to Paribas)

By:
Name:
Title:

FIRST UNION NATIONAL BANK

By:
Name:
Title:

BANK HAPOALIM, B.M.

By:
Name:
Title:

Exhibit A

"Applicable Margin" means, in respect of all Loans outstanding on any date, a per annum rate equal to 3.50% for Offshore Rate Loans and 2.50% for Base Rate Loans.

"Actual Cash Flow" means, with respect to the Company and its Subsidiaries on a consolidated basis, (A) for the three quarter period ending on June 30, 2002 and (B) for the four quarter period ending on September 30, 2002, an amount equal to the sum of (i) EBITDA, plus/minus (ii) changes in working capital, plus (iii) cash from asset sales, minus (iv) capital expenditures, minus (v) Interest Expense, minus (vi) scheduled payments of principal (including payments under capital leases) on all Indebtedness, minus (vii) mandatory prepayments of any term Indebtedness or, to the extent accompanied by a permanent commitment reduction, any revolving Indebtedness, minus (viii) voluntary prepayments of Facility A Loans or, to the extent accompanied by a permanent commitment reduction, the Facility B Loans and (ix) without duplication, plus/minus any other changes in long-term assets and liabilities; provided, however, that Actual Cash Flow shall be computed for these purposes without giving effect to extraordinary items.

"EBITDA" means, for any period, and determined in accordance with GAAP for the Company and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) consolidated net income (or net loss) for such period, plus (ii) all amounts treated as expenses for depreciation, depletion and interest and the amortization of intangibles of any kind to the extent included in the determination of such consolidated net income (or loss) for such period, plus (iii) all accrued taxes on or measured by income to the extent included in the determination of such consolidated net income (or loss) for such period; provided, however, that EBITDA shall be computed for these purposes without giving effect to extraordinary items.

"Forecasted Cash Flow" means, with respect to the three fiscal quarters of the Company and its Subsidiaries ending on June 30, 2002 and the four fiscal quarters of the Company and its Subsidiaries ending on September 30, 2002, the amount set forth on Schedule 1.1A.

"Loan" has the meaning specified in subsection 2.1 and may be a Base Rate Loan or an Offshore Rate Loan (each a "Type" of Loan).  The term "Loan" and "Facility A Loan" are used herein interchangeably.

"Maturity Date" means the Revolving Termination Date.

"Net Proceeds" means the gross proceeds of the disposition or sale of property, less (i) all reasonable expenses incurred in connection with such disposition or sale of such property and (ii) with respect to the harvesting of excess timber by the Company or any of its Subsidiaries pursuant to Section 8.4, all reasonable expenses properly allocable to such harvesting of excess timber and other costs incidental thereto.

"1997 Senior Note Agreement" means the Note Agreement dated as of December 15, 1997, providing for the issuance and sale by the Company of the 1997 Senior Notes to the purchasers listed in the schedule of purchasers attached thereto as Schedule I.

"1997 Senior Notes" means those certain senior promissory notes in the aggregate principal amount of $91,000,000 issued and sold pursuant to the 1997 Senior Note Agreement.

"Qualifying Tree Farm Sale" means the sale, in a single transaction or in a series of related or unrelated transactions, of all of the land, timber, improvements and other assets constituting (i) the Inland Tree Farm, (ii) the Oregon Tree Farm or (iii) the Olympic and Hamilton Tree Farms located in Washington State.

"Restricted Subsidiary" shall have the meaning assigned to such term in the Senior Note Agreements as in effect on the Second Amendment Effective Date.

"Second Amendment Effective Date" shall have the meaning assigned to such term in Section 5 of the Second Amendment to the Agreement dated as of November 7, 2001.

"Senior Funded Debt" shall have the meaning assigned to such term in the Senior Note Agreements as in effect on the Second Amendment Effective Date.

"Senior Note Agreements" means the 1994 Senior Note Agreement, the 1995 Senior Note Agreement, the 1996 Senior Note Agreement and the 1997 Senior Note Agreement.

"Senior Notes" means the 1994 Senior Notes, the 1995 Senior Notes, the 1996 Senior Notes and the 1997 Senior Notes.

2.7           Mandatory Prepayments of Loans; Mandatory Commitment Reductions.

(a)           Mandatory Prepayments.

(i)            (A)          Promptly following the consummation of a disposition of property permitted by subsection 7.2(f), the Company shall prepay the Facility A Loans in an amount equal to the sum of (1) 100% of the Net Proceeds from such disposition minus (2) the sum, without duplication, of (x) the portion, if any, of such Net Proceeds that is required to be applied to the prepayment of the Facility B Loans in accordance with the terms of Section 2.7(a)(i) of the Facility B Credit Agreement and (y) the portion, if any, of such Net Proceeds that is required to be applied to the prepayment of Senior Notes, the Facility B Loans and other Senior Funded Debt (other than the Facility A Loans) in accordance with the terms of Section 4.10(a)(2)(iii)(A)(y) of the Senior Note Agreements as in effect on the Second Amendment Effective Date.

(B)           Promptly following the harvesting of excess timber by the Company or any of its Subsidiaries pursuant to Section 7.4, the Company shall prepay the Facility A Loans in an amount equal to the sum of (1) 100% of the Net Proceeds of such excess harvest, minus (2) the portion, if any, of such Net Proceeds that is required to be applied to the prepayment of Senior Notes, the Facility B Loans and other Senior Funded Debt (other than the Facility A Loans) in accordance with the terms of Section 4.12(ii)(A) of the Senior Note Agreements as in effect on the Second Amendment Effective Date.

(C)           Unless a Qualifying Tree Farm Sale shall have been consummated, (1) within 30 days following June 30, 2002, the Company shall prepay the Facility A Loans by an amount equal to the amount in which Actual Cash Flow exceeds Forecasted Cash Flow for the three quarter period ending on June 30, 2002 and (2) within 30 days following September 30, 2002, the Company shall prepay the Facility A Loans by an amount equal to the amount in which Actual Cash Flow exceeds Forecasted Cash Flow for the four quarter period ending on September 30, 2002.

(D)          Prepayments to be made pursuant to this subsection 2.7(a)(i) shall be applied, first, to prepay any Base Rate Syndicated Loans and, second, at the Company's option, to Cash Collateralize (which cash collateral shall be applied on the maturity date of their Interest Periods to prepay then outstanding Offshore Rate Loans in the order of their maturities) or to prepay any Offshore Rate Loans then outstanding (in the order of the maturity of their Interest Periods).

(E)           Notwithstanding any provision to the contrary contained in this Agreement, no prepayment of the Facility A Loans shall be required if and to the extent that a different application of the net proceeds of any such disposition of property is required under the terms of Section 4.10 or Section 4.12, as applicable, of the Senior Note Agreements as in effect on the Second Amendment Effective Date.

*****

(b)           Mandatory Commitment Reductions.  The Aggregate Commitment shall be permanently reduced from time to time by the amount of any mandatory prepayment of Facility A Loans required by subsection 2.7(a)(i).  Such permanent reduction shall take effect upon the date the corresponding mandatory prepayment is or would (if Facility A Loans were outstanding) be required by subsections 2.7(a)(i) or 2.7(a)(iii) or, in the case of funds actually deposited as cash collateral under those subsections, upon the application of such cash collateral to the Facility A Loans.  Upon any such permanent reduction in the Aggregate Commitment, the Commitment of each Bank shall automatically be reduced by an amount equal to such Bank's ratable share of the reduction, effective as of the earlier of the date that any corresponding prepayment is made or the date by which such prepayment is due and payable hereunder.

(c)           General.  The Company shall pay, together with each prepayment under this Section 2.7, accrued interest on the amount prepaid and any amounts required pursuant to Section 3.4.

2.8           Repayment.

(a)           Repayment on Revolving Termination Date.   The Company shall repay to the Banks in full on the Revolving Termination Date the aggregate principal amount of any Loans outstanding on the Revolving Termination Date.

7.2           Asset Dispositions.

The Company will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any part of its assets (including accounts receivable and capital stock of Subsidiaries) to any Person, other than:

(a)           sales of timber, logs, lumber and other inventory in the ordinary course of business for fair market value;

(b)           sales for fair market value of equipment, which is surplus, worn-out or obsolete or no longer useful in the ordinary course of business;

(c)           [Intentionally omitted];

(d)           [Intentionally omitted];

(e)           exchanges of timberland for other timberland in the ordinary course of business with Persons who are not Affiliates of the Company, if:

(i)            the timberland to be received in exchange is of at least an equivalent fair market value to the timberland to be exchanged;

(ii)           the timberland to be received in exchange is located in the United States; and

(iii)          the aggregate fair market value of all such timberlands exchanged shall not exceed $50 million in the aggregate.

provided, however, that any exchange permitted by this subsection 7.2(e) may be in the form of a tax deferred exchange so long as such tax deferred exchange is completed within 180 days;

(f)            dispositions for fair market value thereof of assets not otherwise permitted hereunder to Persons who are not Affiliates of the Company if:

(i)            at the time of such disposition no Default or Event of Default exists or shall result from such disposition;

(ii)           the Agent shall have received a certificate from a Responsible Officer in substantially the form of Schedule 7.2(f)(ii); and

(iii)          the Company shall comply with the requirements of Section 2.7(a)(i) in respect of the Net Proceeds of such disposition;

provided, however, that no disposition of assets which would cause the aggregate amount of timber owned by the Company and its Restricted Subsidiaries to be less than 3.2 billion board feet shall be permitted under this subsection 7.2(f) unless the aggregate amount of timber owned by the Company and its Restricted Subsidiaries immediately prior to giving effect to such disposition is less than 3.3 billion board feet; and

(g)           [Intentionally omitted].

7.4           Harvesting Restrictions.

The Company shall not, and shall not suffer or permit any of its Subsidiaries to, in any calendar year, commencing with 2001, harvest timber or sell standing timber on its or any Subsidiary's timberlands in excess of Planned Volume for that year unless, within ten Business Days after the end of such period, (i) the Company shall comply with the requirements of Section 2.7(a)(i)(B) in respect of the Net Proceeds from such excess harvest (which shall be determined based upon the average prices received on the sale of all timber harvested during such period and a reasonable allocation of direct cash expenses incurred in connection with the harvesting and sale of timber during such period) and (ii) the Agent shall have received a certificate from a Responsible Officer in substantially the form of Schedule 7.4.  "Planned Volume" shall mean for each calendar year 340,000,000 board feet of timber, as decreased for any year in which there is an Annual Timber Decrease effective upon the Effective Date for such Annual Timber Decrease by the same percentage that such Annual Timber Decrease represents as a percentage of the inventory of standing timber owned by the Company and its Subsidiaries at the end of the prior calendar year.  For purposes of the foregoing:

"Annual Timber Decrease" shall mean, for any calendar year, the amount, in board feet, by which the number of board feet of timber sold by the Company and its Subsidiaries during such calendar year shall exceed the number of board feet of timber acquired by the Company and its Subsidiaries during such calendar year.

"Effective Date" for any Annual Timber Decrease shall be July 1 of the calendar year for which such Annual Timber Decrease occurs.

7.15         Minimum Cash Flow.

The Company shall not permit Cash Flow on the last day of any fiscal quarter specified below to be less than the corresponding amount set forth below:

Fiscal Quarter End	Amount
December 31, 2001	$45,000,000
March 31, 2002	$47,500,000
June 30, 2002	$47,500,000
September 30, 2002	$55,000,000

7.17         Additional Restrictions.

Notwithstanding any provision to the contrary contained in the Agreement (including, without limitation, the definition of "Operating Capacity Acquisitions", "Capital Additions and Improvements", "Interim Capital Transactions" and "Permitted Liens" appearing in Section 1.1 of the Agreement and Sections 7.1, 7.3, 7.5, 7.6 and 7.16 of the Agreement), the Company shall not and shall not permit any of its Subsidiaries to:

(a)           consummate any Operating Capacity Acquisitions or Acquisition otherwise permitted by Section 7.1(f) or (g);

(b)           directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than (i) Liens existing on property of such Person on the Second Amendment Effective Date and (ii) Liens permitted by Section 7.1(b), (c), (d), (e), (f), (g), (h) and (k);

(c)           merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person;

(d)           purchase or acquire, or suffer, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company, other than (i) loans and investments existing on the Second Amendment Effective Date and (ii) loans and investments permitted by Section 7.5(a), (c) and (d);

(e)           create, incur assume, suffer to exist or otherwise become or remain directly or indirectly liable with respect to any Indebtedness other than (i) Indebtedness existing on the Second Amendment Effective Date and (ii) obligations consisting of trade payables entered into in the ordinary course of business on ordinary terms;

(f)            make any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with respect thereto money or securities before due for the purpose of paying when due) the Senior Notes other than pro rata prepayments thereof with the Loans and the Facility B Loans as permitted by subsection 2.7(a); or

(g)           amend, modify, supplement, waive or otherwise modify any of the terms or provisions contained in the Senior Note Agreements.